As filed with the Securities and Exchange Commission on June 28, 2004
Registration Statement No. 333-112829

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to
Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WellCare Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6324	47-0937650
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6800 North Dale Mabry Highway, Suite 268

Tampa, Florida 33614
(813) 290-6200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Todd S. Farha

President and Chief Executive Officer
WellCare Group, Inc.
6800 North Dale Mabry Highway, Suite 268
Tampa, Florida 33614
(813) 290-6200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen A. Riddick, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 800 Connecticut Avenue, N.W., Suite 500 Washington, D.C. 20006 (202) 331-3100	Dennis M. Myers, P.C. Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000	Leslie N. Silverman, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006 (212) 225-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The expenses (other than underwriting discounts and commissions and the underwriters’ non-accountable expense allowance) payable in connection with the sale of the common stock offered in this Registration Statement are as follows:

Securities and Exchange Commission registration fee	$17,096
NASD filing fee	13,993
NYSE filing fee	193,000
Printing and engraving expenses	250,000
Legal fees and expenses	850,000
Accounting fees and expenses	500,000
Blue Sky fees and expenses (including legal fees)	10,000
Transfer agent and rights agent and registrar fees and expenses	1,000
Miscellaneous	2,500

Total	$1,837,589

      All expenses are estimated except for the SEC fee and the NASD fee.

Item 14.     Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, associate or agent of WellCare may and, in certain cases, must be indemnified by WellCare against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of WellCare. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to WellCare, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

      Article 6 of WellCare’s certificate of incorporation provides that no director of WellCare shall be liable to WellCare or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

      Article 7 of WellCare’s certificate of incorporation also provides that WellCare shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at WellCare’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

      Reference is made to Section 9 of the underwriting agreement to be filed as Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify officers and directors of WellCare against certain liabilities under the Securities Act.

      WellCare has entered into indemnification agreements with each director and certain officers of WellCare, a form of which is to be filed as Exhibit 10.24 to this registration statement. Pursuant to such agreements, WellCare will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of WellCare or assumed certain responsibilities at the direction of WellCare. WellCare also intends to purchase directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

Item 15.	Recent Sales of Unregistered Securities

Certain Sales of Securities.

      Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act.

      In February 2004, upon the incorporation of the registrant, the registrant issued 100 shares of common stock to WellCare Holdings, LLC (“Holdings”) in exchange for $1,000.

      In February 2004, the Board of Directors of Holdings authorized a plan to reorganize Holdings as a corporation, by means of a merger of Holdings with and into the registrant. Upon the consummation of the reorganization, which will take place immediately prior to the closing of the offering contemplated by this registration statement:

•	assuming an initial public offering price of $15.00 per share, the registrant will issue an aggregate of 29,227,981 shares of common stock in exchange for 23,550,110 Class A Common Units, 2,287,037 Class B Common Units and 4,807,508 Class C Common Units of Holdings;

•	all outstanding options issued by Holdings will automatically be converted into options to acquire shares of common stock of the registrant.

      The foregoing sales of securities were made, or will be made, in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules

      (a) Exhibits

1.1	Form of Underwriting Agreement.
2.1**	Agreement and Plan of Merger, dated as of February 12, 2004, between WellCare Holdings, LLC and WellCare Group, Inc.
3.1**	Certificate of Incorporation.
3.2	Form of Amended and Restated Certificate of Incorporation (to be filed with the Delaware Secretary of State immediately prior to the closing of the offering covered by this Registration Statement).
3.3**	Bylaws.
3.4	Form of Amended and Restated Bylaws (to be adopted immediately prior to the closing of the offering covered by this Registration Statement).
4.1	Specimen common stock certificate.
5.1	Opinion of Greenberg Traurig, LLP.
10.1**	Form of AHCA 2002-2004 Medicaid Health Maintenance Organization Contract, dated July 2002.
10.2**	Amendment Nos. 1 through 7 to AHCA 2002-2004 Medicaid Health Maintenance Organization Contract, dated July 2002, for Well Care HMO, Inc.
10.3**	Amendment Nos. 1 through 9 to AHCA 2002-2004 Medicaid Health Maintenance Organization Contract, dated July 2002, for HealthEase of Florida, Inc.

10.4**	Contract, dated September 26, 2003, between the Centers for Medicare & Medicaid Services and Well Care HMO, Inc.
10.5**	Purchase Agreement, dated as of May 17, 2002, by and among WellCare Holdings, LLC, WellCare Acquisition Company, the stockholders listed on the signature page thereto, Well Care HMO, Inc., HealthEase of Florida, Inc., Comprehensive Health Management of Florida, Inc. and Comprehensive Health Management, L.C.
10.6	Amended and Restated Senior Subordinated Non-Negotiable Promissory Note, dated February 12, 2004.
10.7	Amendment and Settlement Agreement, dated February 12, 2004, among WellCare Holdings, LLC, WellCare Health Plans, Inc., Kiran C. Patel, Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah.
10.8**	Equity and Warrant Agreement, dated as of July 31, 2002, among WellCare Holdings, LLC, Kiran C. Patel, M.D., Pradip C. Patel and Rupesh Shah.
10.9**	Investor Rights Agreement, dated as of July 31, 2002, by and among WellCare Holdings, LLC, Kiran C. Patel, M.D., Pradip C. Patel and Rupesh Shah.
10.10**	Pledge Agreement, dated as of July 31, 2002, by and between WellCare Holdings, LLC and Kiran C. Patel, as Stockholder Representative.
10.11**	Merger Agreement, dated as of May 17, 2002, by and among WellCare Acquisition Company, WellCare Merger Sub, Inc. and The WellCare Management Group, Inc.
10.12**	Contribution Agreement, dated as of July 31, 2002, by and between WellCare Holdings, LLC and Soros Private Equity Investors LP.
10.13**	Registration Rights Agreement, dated as of September 6, 2002, by and among WellCare Holdings, LLC and certain equityholders.
10.14**	WellCare Holdings, LLC 2002 Senior Executive Equity Plan.
10.15**	Form of Subscription Agreement under 2002 Senior Executive Equity Plan.
10.16**	WellCare Holdings, LLC 2002 Employee Option Plan.
10.17**	Form of Time Vesting Option Agreement under 2002 Employee Option Plan.
10.18	Form of 2004 Equity Incentive Plan.
10.19	Form of Employee Stock Purchase Plan.
10.20	Amended and Restated Employment Agreement, dated as of June 28, 2004, among WellCare Acquisition Company, Comprehensive Health Management, Inc. and Todd S. Farha.
10.21	Amended and Restated Employment Agreement, dated as of June 28, 2004, among WellCare Acquisition Company, Comprehensive Health Management, Inc. and Heath Schiesser.
10.22	Employment Agreement, dated as of November 18, 2002, among WellCare Health Plans, Inc., Comprehensive Health Management, Inc. and Thaddeus Bereday.
10.23	Employment Agreement, dated as of September 15, 2003, among WellCare Health Plans, Inc., Comprehensive Health Management, Inc. and Paul Behrens.
10.24**	Form of Indemnification Agreement.
10.25**	Management Subscription Agreement, dated as of September 6, 2002, between WellCare Holdings, LLC and Todd S. Farha.
10.26**	Agreement, dated March 25, 2003, between Comprehensive Health Management, Inc. and IntelliClaim, Inc.
10.27**	Consulting Agreement, dated November 2003, between Comprehensive Health Management, Inc. and Ruben King-Shaw, Jr.
10.28**	Merger Agreement, dated as of March 3, 2004, by and among WellCare Health Plans, Inc., Zephyr Acquisition Sub, Inc., Harmony Health Systems, Inc. and the stockholders and option holders listed on the signature page thereto.
10.29**	Credit Agreement, dated as of May 13, 2004, by and among WellCare Holdings, LLC, WellCare Health Plans, Inc., The WellCare Management Group, Inc., Comprehensive Health Management, Inc. and Credit Suisse First Boston, as Administrative Agent.

10.30	Prepayment and Amendment Agreement, dated as of May 11, 2004, among WellCare Holdings LLC, WellCare Health Plans, Inc., Kiran C. Patel, Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah.
16.1**	Letter regarding change in certifying accountant.
21.1	List of subsidiaries.
23.1	Consents of Deloitte & Touche, LLP.
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (previously included in the signature page to this Registration Statement).

**	Previously filed.

      (b) Financial Statement Schedules

      The following financial statement schedule is filed as part of this Registration Statement:

Schedule II — Valuation and Qualifying Accounts and Reserves	S-1

Item 17.     Undertakings

      The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida, on June 28, 2004.

WELLCARE GROUP, INC.

By:	/s/ TODD S. FARHA

Todd S. Farha
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ TODD S. FARHA Todd S. Farha		President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2004

/s/ PAUL BEHRENS Paul Behrens		Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2004

* Regina Herzlinger		Director	June 28, 2004

* Kevin Hickey		Director	June 28, 2004

* Alif Hourani		Director	June 28, 2004

* Glen R. Johnson		Director	June 28, 2004

* Ruben Jose King-Shaw, Jr.		Director	June 28, 2004

* Christian Michalik		Director	June 28, 2004

* Neal Moszkowski		Director	June 28, 2004

*B	y: /s/ THADDEUS BEREDAY Thaddeus Bereday Attorney-in-fact		June 28, 2004

Schedule II — Valuation and Qualifying Accounts and Reserves

	Balance at
	Beginning of	Charged to		Balance at
	Period	Costs and Expenses	Deductions	End of Period

	(in thousands)
Year Ended December 31, 2003
Deducted from assets:
Allowance for uncollectible accounts; Medicare Advances	$580	$4,479	$232	$4,827
Year Ended December 31, 2002
Deducted from assets:
Allowance for uncollectible accounts; Medical Advances	—	580	—	580

S-1

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.
2.1**		Agreement and Plan of Merger, dated as of February 12, 2004, between WellCare Holdings, LLC and WellCare Group, Inc.
3.1**		Certificate of Incorporation.
3.2		Form of Amended and Restated Certificate of Incorporation (to be filed with the Delaware Secretary of State immediately prior to the closing of the offering covered by this Registration Statement).
3.3**		Bylaws.
3.4		Form of Amended and Restated Bylaws (to be adopted immediately prior to the closing of the offering covered by this Registration Statement).
4.1		Specimen common stock certificate.
5.1		Opinion of Greenberg Traurig, LLP.
10.1**		Form of AHCA 2002-2004 Medicaid Health Maintenance Organization Contract, dated July 2002.
10.2**		Amendment Nos. 1 through 7 to AHCA 2002-2004 Medicaid Health Maintenance Organization Contract, dated July 2002, for Well Care HMO, Inc.
10.3**		Amendment Nos. 1 through 9 to AHCA 2002-2004 Medicaid Health Maintenance Organization Contract, dated July 2002, for HealthEase of Florida, Inc.
10.4**		Contract, dated September 26, 2003, between the Centers for Medicare & Medicaid Services and Well Care HMO, Inc.
10.5**		Purchase Agreement, dated as of May 17, 2002, by and among WellCare Holdings, LLC, WellCare Acquisition Company, the stockholders listed on the signature page thereto, Well Care HMO, Inc., HealthEase of Florida, Inc., Comprehensive Health Management of Florida, Inc. and Comprehensive Health Management, L.C.
10.6		Amended and Restated Senior Subordinated Non-Negotiable Promissory Note, dated February 12, 2004.
10.7		Amendment and Settlement Agreement, dated February 12, 2004, among WellCare Holdings, LLC, WellCare Health Plans, Inc., Kiran C. Patel, Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah.
10.8**		Equity and Warrant Agreement, dated as of July 31, 2002, among WellCare Holdings, LLC, Kiran C. Patel, M.D., Pradip C. Patel and Rupesh Shah.
10.9**		Investor Rights Agreement, dated as of July 31, 2002, by and among WellCare Holdings, LLC, Kiran C. Patel, M.D., Pradip C. Patel and Rupesh Shah.
10.10*	*	Pledge Agreement, dated as of July 31, 2002, by and between WellCare Holdings, LLC and Kiran C. Patel, as Stockholder Representative.
10.11*	*	Merger Agreement, dated as of May 17, 2002, by and among WellCare Acquisition Company, WellCare Merger Sub, Inc. and The WellCare Management Group, Inc.
10.12*	*	Contribution Agreement, dated as of July 31, 2002, by and between WellCare Holdings, LLC and Soros Private Equity Investors LP.
10.13*	*	Registration Rights Agreement, dated as of September 6, 2002, by and among WellCare Holdings, LLC and certain equityholders.
10.14*	*	WellCare Holdings, LLC 2002 Senior Executive Equity Plan.
10.15*	*	Form of Subscription Agreement under 2002 Senior Executive Equity Plan.
10.16*	*	WellCare Holdings, LLC 2002 Employee Option Plan.
10.17*	*	Form of Time Vesting Option Agreement under 2002 Employee Option Plan.
10.18		Form of 2004 Equity Incentive Plan.
10.19		Form of Employee Stock Purchase Plan.
10.20		Amended and Restated Employment Agreement, dated as of June 28, 2004, among WellCare Acquisition Company, Comprehensive Health Management, Inc. and Todd S. Farha.
10.21		Amended and Restated Employment Agreement, dated as of June 28, 2004, among WellCare Acquisition Company, Comprehensive Health Management, Inc. and Heath Schiesser.

Exhibit
Number		Description

10.22		Employment Agreement, dated as of November 18, 2002, among WellCare Health Plans, Inc., Comprehensive Health Management, Inc. and Thaddeus Bereday.
10.23		Employment Agreement, dated as of September 15, 2003, among WellCare Health Plans, Inc., Comprehensive Health Management, Inc. and Paul Behrens.
10.24*	*	Form of Indemnification Agreement.
10.25*	*	Management Subscription Agreement, dated as of September 6, 2002, between WellCare Holdings, LLC and Todd S. Farha.
10.26*	*	Agreement, dated March 25, 2003, between Comprehensive Health Management, Inc. and IntelliClaim, Inc.
10.27*	*	Consulting Agreement, dated November 2003, between Comprehensive Health Management, Inc. and Ruben King-Shaw, Jr.
10.28*	*	Merger Agreement, dated as of March 3, 2004, by and among WellCare Health Plans, Inc., Zephyr Acquisition Sub, Inc., Harmony Health Systems, Inc. and the stockholders and option holders listed on the signature page thereto.
10.29*	*	Credit Agreement, dated as of May 13, 2004, by and among WellCare Holdings, LLC, WellCare Health Plans, Inc., The WellCare Management Group, Inc., Comprehensive Health Management, Inc. and Credit Suisse First Boston, as Administrative Agent.
10.30		Prepayment and Amendment Agreement, dated as at May 11, 2004, among WellCare Holdings LLC, WellCare Health Plans, Inc., Kiran C. Patel, Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah.
16.1**		Letter regarding change in certifying accountant.
21.1		List of subsidiaries.
23.1		Consents of Deloitte & Touche, LLP.
23.2		Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
24.1**		Power of Attorney (previously included in the signature page to this Registration Statement).

**	Previously filed.